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[REXENE CORP LOGO]






                                                           CONTACT: Neil Devroy
                                                                 (972) 450-9101

                 REXENE CORPORATION ANNOUNCES "DUTCH AUCTION"
             SELF-TENDER OFFER TO PURCHASE UP TO 2,156,250 SHARES
                    AT PRICES BETWEEN $14 AND $16 PER SHARE

     DALLAS, TX - April 3, 1997 - Rexene Corporation (NYSE:RXN) announced today that its Board of Directors has authorized the purchase by the Company of up to 2,156,250 shares of its common stock (or approximately 11.5% of its outstanding shares) pursuant to a "Dutch Auction" self-tender offer. The offer is expected to commence on or about April 4, 1997. The "Dutch Auction" self-tender offer replaces the first part of a planned $85 million stock repurchase program announced by the Company on March 19, 1997. The prior open market purchase program has been discontinued following the purchase of 11,500 shares between March 24 and March 27. As previously announced, the Company plans to submit an additional $50 million part of the repurchase program for stockholder consideration at the special stockholders' meeting scheduled for April 30, 1997. The "Dutch Auction" self-tender offer does not impact the planned second part of the repurchase program.

     Under the terms of the self-tender offer, the Company will invite stockholders to tender shares at prices between $14.00 and $16.00 per share. Based upon the number of shares tendered and the prices specified by the tendering stockholders, the Company will determine the single per share price within that price range that will allow the Company to purchase up to 2,156,250 shares or such lesser number of shares as are properly tendered. The Company expects to fund the offer from the Company's existing long term credit facilities. The Company reserves the right to purchase additional shares in the offer subject to the terms of the offer. The price of the Company's common stock closed at $13.00 per share on the New York Stock Exchange on April 3, 1997.

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     Andrew J. Smith, Rexene's Chairman and CEO said, "The Board of Directors believes that, given the Company's business and prospects, the purchase of shares is an attractive investment that will benefit the Company and its remaining stockholders. The Company's offer will afford those stockholders who desire liquidity an opportunity to sell their shares at a premium to current market without the usual transaction costs associated with open market sales. We believe the "Dutch Auction" will more effectively implement the first part of our recently announced $85 million share repurchase program than our prior plan to purchase shares in the open market."

     Stockholders who tender shares in accordance with the self-tender offer may vote those shares at the Special Meeting, whether the shares have been tendered prior to, on or after the record date for the Special Meeting. Consummation of the self-tender offer will be conditioned upon, among other things, the continued availability of funds to purchase the tendered shares under the Company's long term credit facilities if there is a change of control of the Company.

     Smith Barney Inc. and Schroder Wertheim & Co. Incorporated will act as Dealer Managers and D.F. King & Co., Inc. will act as Information Agent for the offer.

     The specific terms and conditions concerning this offer will be stated in the Company's Offer to Purchase documents that will be mailed to stockholders shortly.

     Rexene Corporation, through its Rexene Products and CT Film divisions, manufactures thermoplastic resins and plastic film. Headquartered in Dallas, Texas, the Company has manufacturing facilities in Texas, Wisconsin, Georgia, Delaware, Utah and in England.


               (Information Concerning the Participants attached)




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                    INFORMATION CONCERNING THE PARTICIPANTS


     Under applicable resolutions of the SEC, each director and executive officer of the Company, as well as certain other employees and advisors of the Company, may be deemed to be "participants" in the Company's solicitation of proxies. Set forth below is certain information concerning the directors and executive officers of the Company and such employees and advisors.

     LAVON N. ANDERSON, age 61, has been President and Chief Operating Officer of the Company since January 1991 and a director since February 1990. From May 1988 to January 1991, Dr. Anderson was Executive Vice President - Manufacturing and Technical of Rexene. Prior thereto, Dr. Anderson served the Company in various capacities since 1972. Dr. Anderson beneficially owns 54,383 shares of the Company's Common Stock. Including 52,683 shares which Dr. Anderson has the right to acquire within 60 days upon the exercise of options granted to him pursuant to the Company's stock option plans.

     JAMES R. BALL, age 52, has been a director of the Company since April 1996. He is a private investor and is engaged in private consulting. Mr. Ball served Vista Chemical Company in a number of capacities from 1984 to 1994, including Vice President, Marketing from July 1984 to August 1987. Senior Vice President, Commercial from August 1987 to February 1992, Executive Vice President and Chief Operations Officer, from February 1992 to July 1992, and President and Chief Executive Officer from July 1992 to December 1994. Prior to July 1984, Mr. Ball held various positions with Conoco since 1969. Mr. Ball is a director of The Carbide/Graphite Group. Mr. Ball beneficially owns 2,000 shares of the Company's Common Stock, all of which Mr. Ball has the right to acquire within 60 days upon the exercise of options granted to him pursuant to the Company's stock option plans.

     HARRY B. BARTLEY, age 68, has served as a director of the Company since April 1995. He is currently retired. Mr. Bartley served Hoechst Celanese Corporation in a number of capacities from 1950 to 1989, including President of Celanese Chemical Co. from 1976 to 1987, President of Hoechst Celanese Chemical Group from 1987 to 1989 and director of Hoechst Celanese Corporation from 1987 to 1989. Mr. Bartley beneficially owns 7,000 shares of the Company's Common Stock, including 4,000 shares which Mr. Bartley has the right to acquire within 60 days upon the exercise of options granted to him pursuant to the Company's stock option plans.

     CONRAD L. BRINGAJORD, age 36, has served as a Managing Director of Smith Barney Inc. since 1994, as Co-Head of the Advisory Group of Smith Barney Inc. since 1995 and in various other capacities at Smith Barney Inc. since 1993. Before joining Smith Barney Inc, Mr. Bringajord was a Vice President in the Advisory Department at Morgan Stanley & Co. Incorporated from 1987 to 1993. Prior to joining Morgan Stanley & Co. Incorporated, Mr. Bringajord was a senior accountant at Deloitte, Haskins & Sells. Mr. Bringajord does not beneficially own any shares of Common Stock. Mr. Bringajord's address is c/o Smith Barney Inc., 388 Greenwich Street, Now York, New York 10013.

     JOHN E. CAPANO, age 27, has been an associate in Smith Barney Inc.'s Advisory Group since 1996. Previously, Mr. Capano was an audit and tax analyst at American Home Products Corporation from 1991 to 1994. Mr. Capano does not beneficially own any shares of the Company's Common Stock. Mr. Capano's address is c/o Smith Barney Inc., 388 Greenwich Street, New York, New York 10013.

     R. JAMES COMEAUX, age 57, has served as a director of the Company since April 1995. He has served as President of Petrochemical Management, Inc., a consulting firm, since April 1993. From August 1989 to January 1993, Mr. Comeaux was President, Chief Executive Officer and Director of Arcadian Corporation, a fertilizer manufacturer. Prior to such time, Mr. Comeaux was Senior Vice President of FINA, Inc. from 1984 to 1989 and served Gulf Oil Corporation in a number of capacities from 1967 to 1984. Mr. Comeaux beneficially owns 7,000 shares of the Company's Common Stock. Including 4,000



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     NEIL J. DEVROY, age 49, has served as Vice President of Communications and
Support Services of the Company since March 1995. From November 1990 to
February 1995 Mr. Devroy served as Director of Communications and Public
Affairs of the Company. Mr. Devroy beneficially owns 11,408 shares of the Company's Common Stock, which includes 10,408 shares which Mr. Devroy has the right to acquire within 60 days upon the exercise of options granted to him pursuant to the Company's stock option plans.

     WILLIAM B. HEWITT, age 58, has served as a director of the Company since February 1990. He has been President of Union Corporation, a receivables management and customer service outsourcing company, since May 1995 and Chairman of the Board and Chief Executive Officer of Capital Credit Corporation, a receivables management company, since September 1991. Mr. Hewitt was Executive Vice President of First Manhattan Consulting Group, a management consulting firm, from 1980 to September 1991. He is also a director of the Union Corporation. Mr. Hewitt beneficially owns 29,000 shares of the Company's Common Stock, which includes 2,000 shares which Mr. Hewitt has the right to acquire within 60 days upon the exercise of options granted to him pursuant to the Company's stock option plans.

     ILAN KAUFTHAL, age 49, has served as a director of the Company since September 1992. He has been a managing director of Schroder Wertheim & Co. Incorporated since 1987. He is also a director of United Retail Group, Inc., Cambrex Corporation and Russ Berrie & Company. Mr. Kaufthal beneficially owns 29,000 shares of the Company's Common Stock, all of which Mr. Kaufthal has the right to acquire within 60 days upon the exercise of options granted to him pursuant to the Company's stock option plans.

     JACK E. KNOTT, age 42, has been a director of the Company since April 1996 and Executive Vice President of the Company and President of Rexene Products since March 1995. Prior to March 1995, Mr. Knott had been Executive Vice President-Sales and Market Development of the Company since March 1992. Prior thereto, Mr. Knott was an Executive Vice President of Rexene since January 1991 and President of CT Film since February 1989. Mr. Knott beneficially owns 47,333 shares of the Company's Common Stock, including 4,000 shares which Mr. Knott has the right to acquire within 60 days upon the exercise of options granted to him pursuant to the Company's stock option plans.

     BERNARD J. McNAMEE, age 61, has been Executive Vice President, Secretary and General Counsel of the Company since April 1995. Prior thereto, Mr. McNamee had been Vice President, Secretary and General Counsel of the Company since May 1993. From September 1989 to November 1992, Mr. McNamee was Vice President and General Counsel of Ferro Corporation, a multinational manufacturer of specialty materials. Mr. McNamee beneficially owns 37,000 shares of the Company's Common Stock, which includes 34,000 shares which Mr. McNamee has the right to acquire within 60 days upon the exercise of options granted to him pursuant to the Company's stock option plans.

     CHARLES E. O'CONNELL, age 65, has served as a director of the Company since April 1995. He is currently retired. From 1985 to 1988, Mr. O'Connell served as President of the Society of Plastics Industries, a trade association. From 1904 to 1984, he served Gulf Oil Corporation in a variety of capacities. Mr. O'Connell beneficially owns 4,000 shares of the Company's Common Stock, which includes 4,000 shares which Mr. O'Connell has the right to acquire within 60 days upon the exercise of options granted to him pursuant to the Company's stock option plans.

     GEFF PERERA, age 43, has been Executive Vice President and Chief Financial Officer of the Company since May 1996. Prior thereto, Mr. Perera had been Vice President of the Company since January 1991 and Controller since February 1989. Mr. Perera beneficially owns 17,670 shares of the Company's Common Stock, all of which Mr. Perera has the right to acquire within 60 days upon the exercise
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     RICHARD C. PERRY, age 42, has served as a director of the Company since
March 19, 1997. Mr. Perry is President of Perry Corp., a New York based private investment management firm, which he founded in November 1988. From 1977 to 1988, Mr. Perry implemented investment strategies in the equity trading area of Goldman, Sachs & Co. He also is Chairman of the Board of FTD Corporation and a director of Radio & Records, Inc. Mr. Perry beneficially owns 602,400 shares of the Company's Common Stock.

     THOMAS E. REINHART, age 42, has served as a Managing Director and head of Smith Barney Inc.'s West Coast Financial Entrepreneurs Group since 1990. Prior thereto, Mr. Reinhart worked at Drexel Burnham Lambert. Mr. Reinhart does not beneficially own any shares of the Company's Common Stock. Mr. Reinhart's address is c/o Smith Barney Inc., 350 California Street, Suite 2100, San Francisco, California 94104.

     JAMES M. RUBERTO, age 49. has been Executive Vice President - Administration since January 1996. Prior thereto, Mr. Ruberto had been Executive Vice President of the Company and President of CT Film since March 1992. Prior thereto, Mr. Ruberto had been Executive Vice President - Sales and Market Development of Rexene since January 1991. From April 1989 to January 1991, Mr. Ruberto was Executive Vice President - Marketing and Business Planning of Rexene. Mr. Ruberto beneficially owns 43,333 shares of the Company's Common Stock, all of which Mr. Ruberto has the right to acquire within 60 days upon the exercise of options granted to him pursuant to the Company's stock option plans.

     JAMES L. SHUMAN, age 30, has been a vice president of Schroder Wertheim & Co., Inc. since 1996 and was an associate at the firm prior to such date. Mr. Shuman does not beneficially own any shares of the Company's Common Stock. Mr. Shuman's address is c/o Schroder Wertheim & Co. Incorporated, 787 Seventh Avenue, Now York, New York 10019.

     KENNETH SIEGEL, age 40, has been a Managing Director of Schroder Wertheim since 1991 and served in various other capacities at such firm prior to such date. Mr. Siegel does not beneficially own any shares of the Company's Common Stock. Mr. Siegel's address is c/o Schroder Wertheim & Co. Incorporated, 787 Seventh Avenue, New York, New York 10019.

     ANDREW J. SMITH, age 55, has been Chairman of the Board of Directors since April 1996 and Chief Executive Officer and a director of the Company since March 1992. From December 1991 to March 1992, he was a private consultant. From June 1991 to December 1991 he was President and Chief Operating Officer of Itex Enterprises, Inc., an environmental remediation company. Mr. Smith also served as a consultant to Rexene from January 1991 to June 1991. Immediately prior thereto, he had been a director of Rexene since May 1988 and the President and Chief Executive Officer of Rexene since June 1988. Mr. Smith joined the Company in 1976. Mr. Smith beneficially owns 103,557 shares of the Company's Common Stock, which includes 77,000 shares which Mr. Smith has the right to acquire within 60 days upon the exercise of options granted to him pursuant to the Company's stock option plans.

     STEPHEN C. SWID, age 56, has served as a director of the Company since March 19, 1997. Mr. Swid has served as Chairman and Chief Executive Officer of SCS Communications, an owner and operator of diverse media properties, since late 1989. From February 1990 to January 1995, Mr. Swid was the Chairman and Chief Executive Officer of Westview Press. Prior thereto, Mr. Swid had been the Chairman and Chief Executive Officer of SBK Entertainment World, Inc., from November 1986 to May 1989. For the twelve years prior thereto, Mr. Swid had been the Co-Chairman and Co-Chief Executive Officer of Knoll International Holdings, Inc. Mr. Swid beneficially owns 639,254 shares of the Company's Common Stock.

     JONATHAN R. WHEELER, age 45, has been Executive Vice President of the Company and President of CT Film since January 1996, Prior thereto, Mr. Wheeler was Executive Vice President - Administration since April 1995. Prior thereto, Mr. Wheeler had been Senior Vice President - Administration of the Company since December 1990. Mr. Wheeler beneficially owns 38,500 shares of the
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Common Stock, which includes 38,000 shares which Mr. Wheeler has the right to acquire within 60 days upon the exercise of options granted to him pursuant to the Company's stock option plans,

     J. STUART WHITE, age 33, has been a vice president of Smith Barney since January 1997 and was an associate at the firm since 1993. From 1989 to 1993, Mr. White was an Assistant Vice President at Skopbank. Mr. White does not beneficially own any shares of Common Stock. Mr. White's address is c/o Smith Barney Inc., 388 Greenwich Street, New York, New York 10013.

     On July 7, 1992, the United States Bankruptcy Court for the District of Delaware entered an order confirming a First Amended Plan of Reorganization, which became effective on September 18, 1992, relating to the Company's bankruptcy proceedings pursuant to voluntary petitions filed by the Company's predecessor under Chapter 11 of the United States Bankruptcy Code on October 18, 1991. Messrs. Anderson, Hewitt and Smith, directors of the Company, were also directors of the Company's predecessor that filed such petitions.

     The address of each of the persons listed above other than Messrs. Bringajord, Capano, Reinhart, Shuman, Siegel and White is c/o Rexene Corporation, 5005 LBJ Freeway, Dallas, Texas 75244.








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